Exhibit 18(iii) under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K

                                    EXHIBIT D
                                     to the
                               Multiple Class Plan
                           VISION GROUP OF FUNDS, INC.

                                 Class B Shares
                            Vision Mid Cap Value Fund
                    (formerly: Vision Growth and Income Fund)
                           Vision Mid Cap Growth Fund
                  (formerly: Vision Capital Appreciation Fund)
                           Vision Large Cap Value Fund
                      (formerly: Vision Equity Income Fund)
                          Vision Large Cap Growth Fund


         This Exhibit to the Multiple Class Plan (the "Plan") is hereby adopted by the above-listed portfolios of the Corporation ("Funds") on whose behalf it is executed as of the date stated below, pursuant to Sections 2, 3, 4, and 5 of the Plan with regard to the Class B Shares of the Funds.

1.  Separate Arrangements

       Distribution Arrangements
       Class B Shares are designed for individuals as a convenient means of accumulating an interest in a professionally managed, diversified portfolios of securities.

       Channel/Target Customers
       Class B Shares are designed for sale to customers of broker-dealers or financial institutions who prefer to invest in mutual funds without an initial sales load.

       Sales Load
       Class B Shares are subject to a contingent deferred sales charge, as described in the Funds' prospectus.

       Distribution Fees
       0.75 of 1% of the average daily net assets of each Fund's Class B Shares.

       Services Offered
       Include, but are not limited to, distributing prospectuses and other information, providing shareholder assistance and communicating or facilitating purchases and redemptions of shares. Third parties that provide distribution-related services or financing for advanced commissions to brokers may also receive Distribution Fees.

       Shareholder Services Fees
       Maximum shareholder service fee: 0.25 of 1% of the average daily net asset value of the Class B Shares. All or any portion of this fee may be waived by the shareholder servicing agent from time to time.



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       Minimum Investments
       The minimum initial investment in Class B Shares is $500 unless the investment is in a retirement plan, in which case the minimum initial investment is $250. Subsequent investments must be in amounts of at least $75, including retirement plans.

       Voting Rights
       Each Class B Share gives the shareholder one vote in Director elections and other matters submitted to shareholders of the entire Corporation for vote. All shares of each portfolio or class in the Funds have equal voting rights, except that only shares of a particular portfolio or class are entitled to vote in matters affecting that portfolio or class.

2.     Expense Allocation

       Distribution Fees
       Distribution Fees are allocated equally among Class B Shares of each Fund.

       Shareholder Service Fees
       Shareholder Service Fees are allocated equally among Class B Shares of each Fund.

3.     Conversion Features

       Class B Shares automatically convert into Class A Shares eight (8) years after the initial purchase of Class B Shares.

4.     Exchange Features

       Pursuant to the conditions described in the appropriate prospectus, Class B Shares of any portfolio may be exchanged for Class B Shares of other Funds.


                  IN WITNESS WHEREOF, this Class Exhibit has been executed on behalf of the above-listed portfolios of the Corporation by their duly-authorized officer(s) as of the date(s) set forth below.


                                        VISION GROUP OF FUNDS, INC.


                                        By:
                                        Name:
                                     Title:
                                Date: May 1, 1999